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                                  EXHIBIT 99(1)


TRINITY INDUSTRIES, INC.

NEWS RELEASE

                                    CONTACT:
                                    Jim Ivy
                                    Vice President, Chief Financial Officer
                                    214-589-8090

FOR IMMEDIATE RELEASE

                Trinity Declares Quarterly Dividend and Modifies
                                     Outlook


         Dallas - March 8, 2001 - Trinity Industries, Inc. (NYSE: TRN) announced today their Board of Directors declared a quarterly dividend of 18 cents per share on its $1 par value common stock. This is Trinity's 148th consecutive dividend and is payable April 30, 2001 to stockholders of record April 13, 2001.

         Trinity further announced its plans to lower its North American railcar production volumes from a current level of 14,000 railcars per year to between 10-12,000 cars next fiscal year. During calendar year 2000, Trinity produced 16,000 railcars. Timothy R. Wallace, Trinity's chairman, president and CEO said, "We are very experienced at adjusting our railcar production volumes to meet the cyclical demands of the industry. We are closely monitoring our order levels and are prepared to flex with the market requirements. We remain committed to our position as the leader in the U.S. railcar manufacturing industry and are continuing to invest in developing a variety of new railcars which are designed to replace older models. At some point in the future, we believe there will be an increase in demand for railcars in North America due to the aging fleet. The actions we are taking today are designed to enhance our competitive position during this interim period." As of January 2001, the average age of the North American rail fleet is over 18 years old with a reasonable life expectancy of 30 years.

           "We are beginning to see the benefits of our cost cutting initiatives at the operations level within our rail related business. Over the past few years, we successfully transitioned the majority of our railcar manufacturing to our lower cost facilities, which is helping us remain marginally profitable at reduced production levels. This quarter, we are also continuing our strategy of adding railcars to our lease fleet which provides


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alternatives for our customers and, long-term, creates an attractive cash flow for our corporation."

          During the current quarter, Trinity is continuing its efforts to focus resources on operational efficiencies and has recently been successful at exiting certain non-core businesses. Trinity has made the decision to discontinue its operations and sell certain assets which produce concrete mixers, concrete batch plants and component parts for the concrete related industries. Trinity markets these items under the name of TEMCO. In the spring of 1999, Trinity made the decision to enter into this business since it was closely tied to its existing concrete and aggregate business. During the 4th quarter, Trinity expects to record an $8 million unusual charge associated with the cost of exiting this business. "Unfortunately, we never obtained the efficiencies and cost benefits we had planned by entering into this line of business. It is time for us to re-channel our resources into the core areas of our business," Wallace stated.

         Trinity also announced, due to a continuation of poor weather conditions which are affecting its construction related businesses, it anticipates its earnings for this quarter to be slightly above breakeven or a small loss. "We continue to have very good backlogs in our construction related businesses which should provide immediate earnings support once the weather stabilizes," Wallace said.

         As a result of the significant decrease in Trinity's railcar business, the company is departing from its normal practice and giving guidance pertaining to earnings it expects to generate for the next fiscal year. "As we look toward our next fiscal year beginning April lst, we expect our earnings to improve to an annual range between $1.20 to $1.50 per share. When you analyze the factors which affect our various businesses today, there are issues like weather, rising energy costs and other factors within the overall economy which affect our earnings performance. When we project our earnings over an extended period of time, we make several assumptions which can affect the outcome of our results."

         "Clearly, these past six months have presented an unusual number of challenging events for us at Trinity. These situations have prompted us to make several tough decisions. Having just completed our recent budgeting process, I am confident Trinity has emerged as a much stronger company and we have enhanced our competitive position," Wallace said.

         Trinity Industries Inc., with headquarters in Dallas, Texas, is one of the nation's leading diversified industrial companies. Trinity operates through six principal business segments: a Railcar Group, an Inland Barge Group, a Parts and Services Group, a Highway Construction Products Group, a Concrete and Aggregate Group, and an Industrial Group. Trinity's web site may be accessed at http://www.trin.net.

         This news release contains "forward looking statements" as defined by the Private Securities Litigation Reform Act of 1995 and includes statements as to expectations, beliefs and future financial performance, or assumptions underlying or concerning


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matters herein. These statements that are not historical facts are looking forward. Readers are directed to Trinity's Form 10-K and other SEC filings for a description of certain of the business issues and risks, a change in any of which could cause actual results or outcomes to differ materially from those expressed in the forward looking statements. Any forward looking statement speaks only as of the date on which such statement is made. Trinity undertakes no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made.



                                       END